Exhibit 5.1

[Reed Smith LLP letterhead]

October 26, 2012

Enova Systems, Inc.

1560 West 190th Street

Torrance, CA 90501

Ladies and Gentlemen:

This opinion is furnished to Enova Systems, Inc., a California corporation (the “Company”), in connection with the resale under the Securities Act of 1933, as amended (the “Securities Act”), of 58,714 shares of the Company’s common stock that are issuable upon conversion of 2,642,159 shares of outstanding Series A Preferred Stock (such shares of common stock, the “Shares”) pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed on October 26, 2012 with the Securities and Exchange Commission (the “Commission”) and the related prospectus included therein (the “Prospectus”).

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares. We have examined the Registration Statement, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents, and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company upon conversion of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of California in effect as of the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Reed Smith LLP